Exhibit 10.6

[Unofficial English Translation]

TENANCY AGREEMENT

The Landlord: Lin Qianyu (Landlord)

AND

The Tenant: PRIMEGA CONSTRUCTION ENGINEERING CO. LIMITED (Tenant)

The Parties agree to enter into this lease on the following terms:

(1) The landlord leases Unit No. 12 on the 29th Floor of New Tech Plaza, No. 34 Tai Yau Street, San Po Kong, Kowloon, Hong Kong to the tenant. Both parties agree on a monthly rent of HKD10,100.00 (to be paid with a separate rental invoice) and specify the rental period from 1 June 2024 to 31 May 2026. It is stipulated that the tenant cannot terminate the lease during the rental period; otherwise, they must compensate the landlord for the remaining rental period. If the tenant requests to terminate the lease within one year, the landlord has the right to deduct the amount equivalent to one month’s deposit to cover the losses.

(2) Tenants are not allowed to sublet or transfer the rented premises to others. They are also not permitted to occupy any other space except for the rented building. If the lease term expires and the tenant wishes to continue renting or renew the lease, they must provide written notice to the landlord one month in advance (a new lease agreement will be required for renewal). Failure to do so will require the tenant to compensate the landlord with one month’s rent. If the landlord needs to reclaim the building, they must notify the tenant one month in advance.

(3) Rent must be paid on the first day of each monthly rental period without delay or excuses. If the payment is overdue for more than ten days, the landlord may post a notice at the entrance of the building solely for the purpose of reminding the tenant to pay the rent. If the tenant still fails to pay the rent to the landlord or violates any conditions of the contract, the landlord has the legal right to terminate the contract, consider it as the tenant breaching the contract and automatically reclaim the rent, and rent the building to someone else while pursuing the outstanding rent. The tenant shall not object to this.

(4) When vacating the premises, the tenant must remove all furniture and miscellaneous items from the premises within the lease term to facilitate the handover process, excluding the landlord’s belongings. If the tenant intentionally avoids returning the keys or deliberately leaves any items to delay the process and continues to neglect picking them up within three days after moving out, the landlord has the right to sell those items without going through the procedures of the police or tenancy court, along with two witnesses. The proceeds from the sale will be used to cover the outstanding rent, and the tenant remains responsible for any shortfall. The tenant shall not object to this.

(5) The tenant is not required to pay any construction fees or agency fees to the landlord. However, the tenant must provide a deposit of HKD20,200.00 (equivalent to 2 months’ rent) to the landlord (without issuing a separate receipt). When the tenant moves out, the landlord will return the deposit without interest and retrieve the lease agreement. If the tenant has any outstanding rent or other expenses, the landlord has the right to deduct them from the deposit. The tenant should understand that the deposit cannot be used as cash for rent payment.

(6) The property tax for the building is paid by landlord. Rates and government rent are paid by landlord. Management fees and other miscellaneous fees such as water, electricity, pumps, and telephone are paid by the tenant.

(7) The premises are solely for industrial purposes, and the tenant is prohibited from storing prohibited items or engaging in any activities that violate the laws of Hong Kong within the building. If discovered, the relevant authorities should be notified for investigation. The tenant must not create noise or disturb the peace of the neighbors. If the tenant continues to cause disturbances despite receiving complaints from other residents, the landlord has the right to order the tenant to move out.

(8) The tenant is only allowed to hang laundry within the designated rental and drying rack areas. The landlord is not responsible for any damages or losses. Without the written consent of the landlord, the tenant is not permitted to post or display personal or group signs, or any advertising with promotional purposes anywhere in the building. The tenant is not allowed to install clothes racks, flower stands, neon signs, etc., outside the building. If the tenant fails to comply with the agreement, the landlord may hire someone to remove them, and all costs will be the responsibility of the tenant.

(9) Any changes or alterations to the original equipment and partitions in the premises require the tenant to obtain the landlord’s consent. If the landlord receives written notice from the relevant government department to demolish the unit, the tenant must vacate within the specified period, and the landlord is not liable for any compensation.

(10) All doors, windows, kitchen, and bathroom equipment in the premises, such as sanitary ware, faucets, and drains, if damaged, the tenant is responsible for repairs or compensation. If the tenant negligently damages the equipment in the premises, causes damage to others’ furniture or clothing, or harms other people, the tenant is responsible for compensation. The tenant must obtain insurance for protection against windstorms, water, fire, theft, and accidents. If the tenant incurs any loss, the landlord bears no responsibility.

(11) The tenant is not allowed to keep dogs or any other animals that cause annoyance in the building.

(12) The tenant must not refuse entry to personnel dispatched by the landlord to inspect the condition of the building or carry out any repair work at an appropriate time. Two months before the contract expires or terminates, the tenant must allow individuals with written authorization from the landlord to enter the premises for inspection within reasonable hours, without causing interference.

(13) When the tenant moves into the building, they are allowed to make interior decorations such as installing decorative windows within the walls. However, upon moving out, they are not allowed to remove these modifications in order to maintain the original integrity of the building. If the tenant obtains the landlord’s consent, they are responsible for fully repairing the modifications. The electrical appliances in the building include zero water heaters, zero air conditioners, and one separate water and electricity meter each. When the tenant terminates the lease, they must ensure that all these appliances are in proper working condition. If the tenant intentionally damages these appliances, they may be charged with the crime of malicious destruction of property and will be held responsible for compensation. The modifications can be removed but the building must be returned to the landlord in a clean and intact condition.

(14) The electricity and water meters in the building are registered under the landlord’s name, and the landlord is responsible for maintenance and repair. The tenant must pay for the electricity and water consumption based on the meter readings. If the tenant fails to pay the rent for more than fifteen days or repeatedly fails to pay the water and electricity charges or management fees despite reminders, the landlord has the right to refuse water and electricity supply to the tenant until the outstanding payments are made.

(15) The tenant has received a keys for the building’s main entrance and unit mailbox, provided by the landlord. Upon the tenant’s future move-out, all keys must be returned to the landlord. In the event of any loss, the tenant must promptly arrange for replacement without objection.

(16) This tenancy agreement consists of two copies, the original and the duplicate, with each party, namely the landlord and the tenant, holding one copy for record-keeping purposes. Stamp duty, lease agreement, and lawyer’s fees shall be borne equally by the landlord and the tenant. Any inadequacies in this tenancy agreement shall be handled in accordance with the prevailing new building tenancy regulations in Hong Kong.

Dated the 7th of Jun 2024